Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 28, 2015, is made and entered into by and among Marsh Lane Surgical Hospital, LLC, a Texas limited liability company (“Buyer”), Nobilis Health Corp. (“Parent”), Victory Medical Center Plano, LP (“Seller”) and Victory Parent Company, LLC (“VPC”). Buyer, Parent, Seller and VPC may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller owns and operates a licensed hospital in Plano, Texas (in reference to the hospital location, the “Hospital,” and in reference to the operation of the hospital, the “Business”);

WHEREAS, on June 12, 2015 (the “Petition Date”) the Seller filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the “Bankruptcy Court”), with the case being jointly administered for procedural purposes only under Case No. 15-42373 (collectively, the “Bankruptcy Cases”);

WHEREAS, Seller and VPC have continued in possession of their respective assets and together with VPC, in the management of the Business pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, Seller and VPC have determined to sell or assign certain assets to Buyer; and Buyer desires to purchase, the assets described in this Agreement, all upon the terms and conditions of this Agreement, the Sale Motion, the Bidding Procedures Order and the Sale Order; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the attached Appendix I.

ARTICLE II.

FINANCIAL ARRANGEMENTS

2.1 Purchase and Sale of Purchased Assets.

(a) On the terms and subject to the conditions set forth in this Agreement, at Closing, and subject to entry of the Sale Order and Bidding Procedures Order, Buyer shall purchase from Seller and VPC, and Seller and VPC shall sell to Buyer, the assets as listed on the attached Schedule 2.1(a) (the “Purchased Assets”) free and clear of all claims, encumbrances, debts, demands or liabilities of any kind (other than Post-Closing Permitted Liens).

Asset Purchase Agreement Victory Medical Center Plano, LP

(b) The assets listed on Schedule 2.1(a) are the only assets that the Buyer shall purchase and Schedule 2.1(b) lists, for clarity and not as a limitation, specific assets that will not be Purchased Assets.

(c) Debt Assumption. In consideration for the transfer by Seller and VPC to the Buyer of the Purchased Assets, Buyer shall assume Seller’s Indebtedness to LegacyTexas Bank in the amount of Four Million Five Hundred Thousand and 00/100 United States Dollars ($4,500,000.00) (the “Debt Assumption”), pursuant to the Term Sheet described in Schedule 5.3 and shall assume the Assumed Liabilities, at Closing. The Debt Assumption shall be guaranteed by Parent as set forth in the Term Sheet.

(d) Allocation of Purchase Price. Within one hundred eighty (180) days after Closing Date, Buyer shall prepare an allocation of the Purchase Price in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury regulations thereunder (and any similar provision of state or local Legal Requirements, as appropriate) (the “Allocation”). VPC, Seller and Buyer hereby agree to be bound by such Allocation, to account for and report the purchase and sale of the Assets contemplated hereby for federal and state Tax purposes in accordance with such Allocation, and not to take any position (whether in Tax Returns (as hereinafter defined), Tax audits, or other Tax proceedings) that is inconsistent with such Allocation without the prior written consent of the other party. VPC, Buyer and Seller and their affiliates shall report, act and file all Tax Returns and other information filings, to the extent required, in all respects and for all purposes consistent with such Allocation. Such allocation shall not be binding on third parties, including LegacyTexas Bank.

(e) Additional Consideration. Notwithstanding anything herein to the contrary, as of Closing, Buyer shall assume and agree to pay, perform and discharge in accordance with their respective terms certain obligations and liabilities of Seller and VPC as follows: the assumption of: (i) all obligations or other liabilities of Seller and VPC under the contracts and agreements listed on Schedule 2.2(a) (collectively, the “Assumed Contracts”), as reflected in the Sale Order; (ii) all calendar year 2015 and future liabilities and obligations for property / ad valorem taxes relating to the Purchased Assets or which are payable under an Assumed Contract (the “Tax Liabilities”); and (iii) all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Purchased Assets on or after Closing (the “Operational Liabilities”) (collectively, the Assumed Contracts, Tax Liabilities and Operational Liabilities are referred to as the “Assumed Liabilities”). Parent shall provide the guaranties relating to the Assumed Contracts (collectively, the “Guaranty Replacements” and each a “Guaranty Replacement”) set forth on Schedule 2.1(e).

(f) Cure and Ad Valorem Taxes. Buyer shall pay to Seller and VPC One Million Two Hundred Ninety-nine Thousand One Hundred Thirty-Six and 00/100 United States Dollars ($1,299,136.00) (the “Cure Cap”) to be used by Seller and VPC to cure and pay any and all defaults under the Assumed Contracts that are required to be cured under the Sale Order (the “Cure Amounts”) and extinguish and satisfy all ad valorem taxes due for calendar years 2014 or before. Seller shall be responsible for any Cure Amounts or ad valorem taxes accrued prior to calendar year 2015 exceeding the Cure Cap and shall retain any balance of the Cure Cap not used to fund the Cure Amounts. Seller’s agreements and/or estimates of the Cure Amounts and ad valorem taxes accrued prior to calendar year 2015 are provided on Schedule 4.14(b) and the final amounts shall be reflected on Exhibit B to the Sale Order.

Asset Purchase Agreement Victory Medical Center Plano, LP	2

(g) [Intentionally omitted]

(h) The Debt Assumption and the Assumed Liabilities shall collectively be referred to herein as the “Purchase Price.”

(i) Other than the Debt Assumption and Assumed Liabilities, Buyer shall assume no other obligation or liability of VPC or Seller.

2.2 Earnest Money Deposit. The Purchase Price shall include Buyer’s cash deposit in the amount of $250,000 (the “Good Faith Deposit”), which amount shall be applied to the Cure Cap at Closing or returned to the Buyer if Buyer is not the Highest Bidder in accordance with the Bidding Procedures Order. If Buyer breaches its obligation to close the sale transaction in accordance with this Agreement, the Good Faith Deposit shall be forfeited to Seller as liquidated damages.

ARTICLE III.

CLOSING

3.1 Closing. Subject to the satisfaction or waiver by the applicable party of the conditions precedent to Closing as specified in ARTICLE VI and ARTICLE VII below, Closing will take place at a time determined by the Buyer as soon as practicable after execution of this Agreement but in no event later than July 30, 2015 (“Closing”). The Closing shall be effective as of 11:59 p.m. on Closing Date.

3.2 Deliveries of Sellers at Closing. At Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) counterparts of an executed Bill of Sale transferring the Purchased Assets to Buyer;

(b) counterparts of an executed Assignment and Assumption Agreement for the Real Estate Lease and the Shared Services Agreement substantially identical to the form attached to the Sale Order as Exhibit C;

(c) an Officers’ Certificate, in form and substance reasonably satisfactory to Buyer, duly executed on Seller’s behalf, certifying as to (i) the charter documents and organizational documents of Seller, (ii) the resolutions relating to the authority of Seller to enter into the transactions contemplated by this Agreement (a copy of which shall be attached thereto), and (iii) that the conditions in ARTICLE VI have been satisfied;

(d) copies of Seller’s books and records maintained by or in the possession of Seller; and

Asset Purchase Agreement Victory Medical Center Plano, LP	3

(e) such other documents or instruments as are required to be delivered at Closing pursuant to the terms hereof.

3.3 Deliveries of Buyer at Closing. At Closing, Buyer or Parent shall deliver or cause to be delivered to Seller and VPC:

(a) a duly executed copy of the Guaranty Replacements, in accordance with Section 2.1(e);

(b) duly executed documents evidencing the Debt Assumption;

(c) delivery in full of the Cure Cap;

(d) an Officer’s Certificate, in form and substance reasonably satisfactory to Seller, duly executed on Buyer’s behalf, certifying as to (i) the charter documents and organizational documents of Buyer, and (ii) the resolutions relating to the authority of Buyer to enter into the transactions contemplated by this Agreement;

(e) evidence of good standing from the applicable governmental authority that Buyer is existing and in good standing under the Laws of such authority;

(f) the agreements with the Landlord related to the Real Estate Lease attached to the Sale Order as Exhibit D; and

(g) such other documents or instruments as Seller and VPC reasonably deem necessary to effect the transaction contemplated hereby or that are required to be delivered at Closing pursuant to the terms hereof.

3.4 Additional Acts. Further, from time to time after Closing, each party shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as another party hereto may reasonably request, to more effectively convey and transfer full right, title and interest to, vest in, and place each party, in legal and actual possession of, as applicable, the Purchased Assets.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Each of VPC and Seller represent and warrant to Buyer and Parent, jointly-and-severally, as of Closing, as follows:

4.1 Assets Sold “As Is, Where Is.” BUYER ACKNOWLEDGES AND AGREES THAT THE ASSETS SOLD PURSUANT TO THIS AGREEMENT AE SOLD, CONVEYED, TRANSFERRED AND ASSIGNED ON AN “AS IS, WHERE AS” BASIS “WITH ALL FAULTS” AND THAT EXCEPT AS SET FORTH IN THIS AGREEMENT, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, TERMS, CONDITIONS, UNDERSTANDINGS OR COLLATERAL AGREEMENTS OF ANY NATURE OR KIND, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE.

Asset Purchase Agreement Victory Medical Center Plano, LP	4

4.2 Organization and Qualification of Seller. Seller is a limited partnership, duly formed and validly existing under the Laws of the State of Texas. Seller has the requisite partnership power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted by Seller. Seller is duly qualified to do business as a limited partnership and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

4.3 Capacity; Enforceability. VPC and Seller have all requisite power, capacity and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement has been duly and validly executed and delivered by, and is a valid and binding obligation of, VPC and Seller enforceable against VPC and Seller, as applicable, in accordance with its terms, except as the enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditors’ rights generally; or (b) general principles of equity. As of Closing there will no encumbrances on the purchased assets.

4.4 Consents and Approvals. Other than Bankruptcy Court approval of the Sale Order, no waiver, Order, Permit or authorization of or from, or declaration of filing with, or notification to, any person or governmental authority is required on the part of the Seller or VPC in connection with the execution and delivery of this Agreement or other transactional document contemplated hereunder.

4.5 Title to Assets. Subject to the Sale Order, Seller has good and valid title to all the Purchased Assets free and clear of all liens (except for those that will be released/paid upon Closing and Post-Closing Permitted Liens), and at the Closing will convey good and valuable title to all such Purchased Assets to the Buyer, except the Assumed Liabilities and Post-Closing Permitted Liens.

4.6 Contracts; No Defaults. Except as set forth on 4.14(b), neither Seller nor VPC is in material default of any Contract or agreement except where such default would not result in any effect or change that would be materially adverse to the Business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Seller taken as a whole, or to the ability of any Party to this Agreement to consummate the transactions contemplated herein.

4.7 Title to Property; Asset Sufficiency, Condition of Tangible Property. Seller has good and valid title to and ownership of all personal property making up all or any portion of the Purchased Assets, except for personal property leased by Seller, for which Seller has good and valid leasehold interests. Seller maintains all contracts, agreements, commitments and other arrangements that are reasonably necessary for the operation of a Texas licensed hospital (the “Material Contracts”). Seller maintains all assets of any kind, whether personal, mixed, tangible and/or intangible (or immovable, moveable, corporeal and/or incorporeal), that are reasonably necessary for the operation of a Texas licensed hospital (the “Material Assets”). Seller represents and warrants (i) the Material Assets represent all of the assets necessary to operate the Business and Seller in the same manner as currently conducted and as conducted during the one (1) year period immediately preceding Closing Date.

Asset Purchase Agreement Victory Medical Center Plano, LP	5

4.8 Licensure. Seller is licensed by the Texas Department of State Health Services (Regulatory Licensing Unit) (the “Department”) as a hospital consistent with the applicable laws and regulation of the State of Texas. Seller has all licenses, registrations, permits, certificates, certificates of need, clearances and other authorizations, consents and approvals of any governmental entity required for the lawful existing operation of Seller and the Purchased Assets (the “Licenses”). The Licenses required for the ownership or operation of Seller and the Purchased Assets as presently operated, all of which are now and as of Closing shall be in good standing, in full force and effect and, to the knowledge of Seller, not subject to meritorious challenge. Seller is in material compliance with the terms of the Licenses, and Seller has not received any written notice or communication from any governmental entity regarding any violation of any License (other than any surveys or deficiency reports for which Seller has submitted a plan of correction that has been approved by the applicable governmental authority). All applications required to have been filed by Seller for the renewal of the Licenses have been duly filed on a timely basis with the appropriate governmental entity, and all other filings required to have been made by Seller with respect to the Licenses have been duly made on a timely basis with the appropriate governmental entities.

4.9 Employee Benefit Plans. Seller does not currently maintain any Employee Benefit Plans and any Employee Benefit Plans previously maintained by Seller were terminated in accordance with the plan documents and applicable Law.

4.10 Labor Matters. (a) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor Contract; (b) there has not been, there is not presently pending or existing and, to the Knowledge of Sellers, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (c) to the Knowledge of Seller no event has occurred and no circumstances exist that could provide the basis for any work stoppage or other labor dispute; (d) to the Knowledge of Seller no application or petition for an election of or for certification of a collective bargaining agent is pending; and (e) to the Knowledge of Seller, there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Entity

4.11 Taxes. Except as set forth on Schedule 4.11, Seller has (a) timely filed or extended all returns required to be file by or in respect of the Business with respect to all Taxes; (b) paid all Taxes shown to have become due pursuant to such returns; and (c) paid all other Taxes for which a notice of assessment or demand for payment has been received, if the due date therefore has occurred. Seller has not received any notice of any proposed assessments of Taxes against or in respect of the Business, or any proposed adjustments to any Tax Returns filed by or in respect of the Business.

Asset Purchase Agreement Victory Medical Center Plano, LP	6

4.12 Insurance. Seller maintains insurance coverage for its operations, personnel and assets. Schedule 4.12 sets forth all insurance policies to which Seller is a party, an insured or a beneficiary and these insurance policies as well as a list of all pending insurance claims related to the Seller. All of the policies set forth on Schedule 4.12 are valid, outstanding and enforceable, are issued by an insurer that is financially sound and reputable, and, taken together, provide the Seller with (i) adequate insurance coverage for the assets and operations of Seller, the Business and Seller, and (ii) all such coverage as is required by Laws, Licenses and Governmental Authorities which govern or oversee Seller. No insurance carrier has canceled or reduced or given notice of its intention to cancel or reduce, any insurance coverage with respect to the Business and to the Knowledge of Seller there are no grounds to cancel or void any such policies or coverage.

4.13 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller.

4.14 Leases.

(a) Seller holds a valid leasehold interest in the property located at 2301 Marsh Lane, Plano, Texas under that certain Lease and Security Agreement between Seller, as Tenant, dated as of January 1, 2012, as amended, and FAEC Holdings, (TX) LLC (“Landlord”) as landlord (the “Real Estate Lease”).

(b) Seller and PIRF Operations, LLC (“PIRF”) executed the Management Shared Services Agreement dated as of December 15, 2011, as amended, and the Support Shared Services Agreement dated as of December 15, 2011, as amended (collectively, the “Shared Services Agreements”).

(c) Seller holds a valid leasehold interest in certain equipment necessary to operate a Texas licensed hospital which are leased by Seller pursuant to the agreements listed on Schedule 4.14(a) (the “Equipment Leases”).

(d) Except for the Cure Amounts listed on Schedule 4.14(b), Seller has valid leasehold interests in the Real Estate Lease and Equipment Leases.

(e) Seller shall tender into evidence at the Sale Hearing true and correct copies of the Real Estate Lease, the Shared Services Agreements and the Equipment Leases.

4.15 Regulatory Compliance; Improper Payments.

(a) Seller has at all times remained in constant operation and no event has occurred which could result in the suspension or termination of any License required to operate the Seller;

(b) Seller has been and is in material compliance with all applicable Legal Requirements, including Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, but not limited to, the Ethics in Patient Referrals Act, as amended, or “Stark Law,” 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, as amended, 31 U.S.C. §§ 3729-3733; the

Asset Purchase Agreement Victory Medical Center Plano, LP	7

Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”) and all applicable implementing regulations, rules, ordinances and orders; and any similar state and local statutes, regulations, rules, ordinances and orders that address the subject matter of the foregoing.

(c) Seller has not received any notice from any agency, board, commission, bureau, intermediary, carrier, Medicare administrative contractor, Government Program integrity contractor, recovery audit contractor, accreditation organization or other instrumentality of any government, whether federal, state or local, commercial payor or patient that any of the operations of the Seller are not in compliance with all applicable Law or accreditation requirements. Seller has timely filed all reports, data and other information required to be filed pursuant to the Legal Requirements. Notwithstanding the foregoing, Government Program requests for information as part of the 855A application process shall not be deemed to be regulatory non-compliance pursuant to this Section 4.15.

(d) Except in compliance with the applicable Law, neither Seller nor any partner, member, manager, officer or employee of Seller, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly: (i) offered, paid, solicited, or received any remuneration (including any kickback, bribe, or rebate), in cash or in kind, to, or made any financial arrangements or a gratuitous payment of any kind, with any past, present or potential customers, past, present, or potential suppliers, patients, government officials, physicians, contractors or third party payors of Seller or any other person or entity in exchange for business or payments from such persons in violation of Legal Requirements; (ii) established or maintained any unrecorded fund or asset for any improper purpose or made any misleading, false, or artificial entries on any of its books or records for any reason; or (iii) made any payment for or agreed to make any payment for any goods, services, or property in excess of fair market value except to the extent permitted by applicable Law.

(e) Except in compliance with applicable Law, to the Knowledge of Seller, no partner, officer or employee of Seller is a party to any Contract, lease agreement or other arrangement (including any joint venture or consulting agreement) related to Seller, Seller’s assets with any physician, immediate family member of a physician, physical or occupational therapist, health care facility, hospital, nursing facility, home health agency or other person who is in a position to make or influence referrals to or otherwise generate business for Seller, or Seller’s assets.

(f) Seller maintains a compliance program designed to promote compliance with all applicable Laws, rules, and regulations and ethical standards, to improve the quality and performance of operations, and to detect, prevent, and address violations of legal or ethical standards applicable to the operations of the Seller (a “Compliance Program”). Seller has delivered to Buyer a complete and accurate copy of the Seller’s current Compliance Program materials, including all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring

Asset Purchase Agreement Victory Medical Center Plano, LP	8

protocols, reporting mechanisms, and disciplinary policies, and Seller has its operations in accordance with such Compliance Program. Seller (i) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (ii) has no reporting obligations pursuant to any settlement agreement entered into with any governmental authority, (iii) to the Knowledge of Seller has not been the subject of any health care program investigation or been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact by or from any governmental authority regarding any healthcare program investigation conducted by any governmental authority, (iv) to the Knowledge of Seller, is or has been a defendant in any qui tam/False Claims Act litigation, or (v) has received any complaints from employees, independent contractors, vendors, physicians, or any other person that would indicate that Seller has violated in any material respect any applicable Law. Seller has provided Buyer with complete and accurate descriptions of each audit and investigation conducted pursuant to the Compliance Program during the last three (3) years.

(g) All employed personnel who work in or provide services at Seller have all applicable authorizations, Licenses and registrations from the State of Texas and other applicable governmental authorities to render the medical services and ancillary services currently provided.

(h) Seller has not previously maintained and does not currently maintain a Medicare provider agreement.

4.16 Inventory. Inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables existing on the Effective Date and located at the Hospital, or purchased by Seller for use in connection with the business or operation of the Hospital (“Inventory”) consists of a quality and quantity useable and saleable in the ordinary course of business except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value.

4.17 Medical Staff Matters. Seller has provided to Buyer complete and accurate copies of the medical staff bylaws, medical staff rules and regulations, and medical staff hearing procedures of Seller, all as presently in effect. There are no pending or, to the Knowledge of Seller, threatened adverse actions, appeals, challenges, disciplinary or corrective actions, or disputes involving applicants to the medical staff of the Seller, current members of the medical staff of the Seller or affiliated health professionals, and all appeal periods in respect of any medical staff member, allied health professional or applicant against whom an adverse action has been taken by the Seller have expired. Seller has delivered to Buyer a written disclosure containing a brief general description of all material adverse actions taken in the six months prior to the date hereof against the Seller’s medical staff members, allied health professionals or applicants which could result in claims or actions against Seller. There are no Proceedings pending or threatened against or affecting any member of the medical staff of the Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located relating to medical practice or conduct in connection therewith.

Asset Purchase Agreement Victory Medical Center Plano, LP	9

4.18 Information Privacy and Security Compliance.

(a) Seller (i) to the extent Seller’s operations are subject to the administrative simplification provisions of HIPAA, and the implementing regulations contained in 45 C.F.R. Parts 160, 162 and 164, are in material compliance with those provisions and implementing regulations, including in conducting any of the standard transactions set forth in 45 C.F.R. Part 162; and (ii) are in compliance with all other applicable Information Privacy or Security Laws (as hereinafter defined).

(b) Copies of the compliance policies and/or procedures and privacy notices of Seller relating to Information Privacy or Security Laws have been delivered to Buyer.

(c) Seller has entered into business associate agreements with all third parties acting as a business associate as defined in 45 C.F.R. § 160.103 and to Seller’s Knowledge, no business associate is in breach of its business associate agreement with Seller or otherwise in violation of the Information Privacy or Security Laws. To the Knowledge of Seller, Seller is not under investigation by any Governmental Authority for a violation of any Information Privacy or Security Laws, including the receipt of any notices from the United States Department of Health and Human Services Office of Civil Rights, Federal Trade Commission, Department of Justice, or state attorney general relating to any such violations.

(d) Copies of any written complaints alleging a violation of any Information Privacy or Security Laws received by Seller during the preceding twenty-four (24) month period have been delivered to Buyer.

(e) Seller has not had a Breach of Unsecured Protected Health Information, as such terms are defined in 45 C.F.R. § 164.402.

(f) For purposes of this section: (i) “Information Privacy or Security Laws” means HIPAA and regulations as set forth in this section and any other applicable Law concerning the privacy and/or security of Personal Information, including state data breach notification laws, state patient, medical record and health information privacy Laws, the Federal Trade Commission Act and state consumer protection Laws; and (ii) “Personal Information” means any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual, including “individually identifiable health information” as defined in 45 C.F.R. 160.103, demographic information, and social security numbers and such other personally identifiable information protected by applicable Legal Requirement.

(g) No Exclusion. Neither Seller nor any of its respective officers, directors, agents, or employees, have been convicted of a Medicare or other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7(b)(f)) related offense or convicted of, charged with or, to the Knowledge of Seller, investigated for, or engaged in conduct that would constitute a violation of any Legal Requirements related to fraud, theft, embezzlement, breach of fiduciary duty, kickbacks, bribes, other financial misconduct or obstruction of an investigation. Neither Sellers, the Seller, nor any officer, director, agent, employee or independent contractor or medical staff

Asset Purchase Agreement Victory Medical Center Plano, LP	10

member of the Seller (whether an individual or entity), has been excluded from participating in any Government Program, subject to sanction pursuant to 42 U.S.C. § 1320a-7a or § 1320a-8 or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor, to Seller’s Knowledge, are any such exclusions, sanctions or charges threatened or pending.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent, jointly and severally, hereby represents and warrants to Seller and VPC, as of the Closing Date, as follows:

5.1 Organization and Qualification of Buyer and Parent. Buyer is duly organized, validly existing and in good standing under the Laws of Delaware and has the requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted by Buyer. Buyer is duly qualified to do business as a limited liability company and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

Parent is duly organized, validly existing and in good standing under the Laws of British Columbia, Canada and has the requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted by Parent. Parent is duly qualified to do business as a corporation and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

5.2 Capacity; Enforceability. Buyer and Parent have all requisite power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution and delivery by Buyer and Parent of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by Buyer and Parent, and no other action on the part of Buyer or Parent is necessary. This Agreement has been duly and validly executed and delivered by Buyer and Parent and is, or will be, a legal, valid and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, except as the enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditors’ rights generally; or (b) general principles of equity.

5.3 Consents and Approvals. Except as set forth on Schedule 5.3, no consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person is necessary in connection with the execution, delivery or performance by Buyer or Parent of this Agreement or the consummation by Buyer or Parent of the transactions contemplated herein. Except as set forth on Schedule 5.3, neither Buyer or Parent are a party to, subject to or bound by (or by which any of its properties or assets may be bound) any Contract or order which does or would (a) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time, or both) or give rise to any payment obligation or loss of a benefit, or a right of termination, cancellation, or modification, by the execution, delivery or performance by Buyer or Parent of this Agreement, or (b) prevent the carrying out of the transactions contemplated herein.

Asset Purchase Agreement Victory Medical Center Plano, LP	11

5.4 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or Parent.

5.5 Full Disclosure. No representation or warranty by Buyer or Parent in this Agreement, no statement contained in the schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer or Parent pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make such statement or statements, in light of the circumstances in which they are made, not misleading.

ARTICLE VI.

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder are, at the option of Buyer, subject to the satisfaction, on or prior to Closing Date, of the following conditions unless waived in writing by Buyer:

6.1 Compliance with Representations and Covenants. (a) The representations and warranties of Seller made in Article 4, and each of the representations and warranties qualified as to materiality shall be true and correct in all respects, and (b) those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of Closing as though made as of such time, except to the extent any such representations and warranties expressly relates to an earlier date (in which case, subject to part (a) of this Section 6.1, such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Seller has duly performed, complied with and satisfied all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it prior to the time of Closing.

6.2 The Bankruptcy Court shall have entered the Bidding Procedures Order.

6.3 The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall not be subject to any stay.

6.4 Consents. The Parties shall have obtained all consents necessary for each Party to consummate the transaction without resulting in a breach or default under any agreement or Contract to which such Party is bound and each Party, and Seller shall have (i) obtained the written consent of its general and limited partners in an amount necessary to effectuate this transaction, and, and, (ii) without limiting the generality of the foregoing, Buyer shall obtain the written consent of the Landlord to Buyer’s assumption of the Real Estate Lease or the Bankruptcy Court has entered an order approving the assumption and assignment of such lease.

6.5 Action/Proceeding. No Proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened by a third party to restrain or prohibit the transactions herein contemplated.

Asset Purchase Agreement Victory Medical Center Plano, LP	12

6.6 Closing Documents. Buyer, in its sole discretion, shall have approved of, and Seller shall have executed and delivered to Buyer, all of the documents, agreements and certificates required to be executed or delivered by Seller pursuant to any term or provision of this Agreement.

6.7 Licensure and Operations. Seller shall have continuously operated the Hospital in a manner that will not jeopardize any License necessary to operate the Business.

ARTICLE VII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder are, at the option of Seller, subject to the satisfaction, on or prior to Closing Date, of the following conditions unless waived in writing by Sellers:

7.1 Compliance with Covenants. The representations and warranties of Buyer and Parent made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Buyer and Parent shall have duly performed, complied with and satisfied all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by them prior to the time of Closing.

7.2 Consents. The Parties shall have obtained all consents necessary for each Party to consummate the transaction without resulting in a breach or default under any agreement or Contract to which such Party is bound and each Party and the Seller

7.3 Closing Documents. Sellers, in its sole discretion, shall have approved of, and Buyer and Parent shall have executed and delivered to Sellers all of the documents, agreements and certificates required to be executed or delivered by Buyer and Parent pursuant to any term or provision of this Agreement.

7.4 Real Estate Lease. In connection with this transaction, Parent will guaranty Buyer’s performance under the Real Estate Lease by issuance of a Letter of Credit in the form of Exhibit D to the Sale Order.

ARTICLE VIII.

OTHER COVENANTS AND AGREEMENTS

8.1 Operations; Buyer’s Financial Obligations.

(a) [Intentionally Omitted]

(b) Continued Operations. From date of this Agreement until the earlier of Closing or the termination of this Agreement, Seller will operate the Business in the ordinary course of business and consistent with the past practices and will use commercially reasonable

Asset Purchase Agreement Victory Medical Center Plano, LP	13

efforts to: (a) carry on the Business and its operations; (b) perform all of Seller’s obligations under agreements relating to or affecting the Purchased Assets or the Business; (c) keep in full force and effect Seller’s present insurance policies or other comparable insurance; (d) notify Buyer immediately upon (i) the occurrence of any event, fact or circumstance that is reasonably likely to result in the breach or inaccuracy of any representation or warranty of Seller contained in this Agreement, or (ii) the discovery of any event, fact or circumstance from which a reasonable person would conclude that any representation or warranty of Seller contained in this Agreement was inaccurate or incomplete when made; (e) maintain the Seller’s assets and all parts thereof in as good working order and condition as at present, ordinary wear and tear excepted; (f) maintain and preserve its business organization with respect to the Business intact, retain its present employees related to the Business and maintain its relationship with physicians, suppliers, customers and others having business relations with the Business; and (g) permit and allow reasonable access by Buyer or an affiliate of Buyer to make offers of post-Closing employment to any of Seller’s personnel providing services for the Business, which personnel shall be allowed to accept such offers without penalty, competing offer or interference, and to establish relationships with physicians and others having business relations with Seller.

8.2 Cooperation in Proceedings; Further Assurances. After Closing, VPC and Seller shall reasonably cooperate with Buyer in their efforts to continue and maintain for the benefit of Seller those business relationships of Seller existing prior to Closing and relating to the Business of Seller and the operation of Seller, including relationships with lessors, employees, regulatory authorities, licensors, suppliers, lenders, and others. VPC and its officers, directors and managers, will refer to the Seller and/or Buyer (as applicable) all inquiries relating to Seller. Neither VPC or its officers, directors and managers shall take any action that would tend to diminish the value of the Hospital or the Business after Closing or that would interfere with the Business or the operation of Buyer. Following Closing, each of the parties hereto shall, and shall cause their respective affiliates and representatives to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

8.3 Confidentiality. Seller recognizes that it has had access to certain confidential information and trade secrets relating to the Business that are valuable, special and unique assets of Seller, and Seller agrees that it shall not, and shall cause its Affiliates not, to use or divulge to any person, firm, corporation, association or other entity, for any purpose or reason whatsoever, any confidential information or trade secrets relating to the Business; provided, however, that the foregoing shall not apply to information which: (a) is publicly available, generally known, or readily ascertainable; (b) later becomes publicly available, generally known or readily ascertainable through no fault of the applicable Seller; (c) is required to be disclosed as a result of legal process; or (d) is disclosed to the applicable Seller after Closing by a third person not in violation of any obligation of non-disclosure owed to Seller or Buyer.

8.4 Further Assurances. From and after Closing, the parties hereto shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

Asset Purchase Agreement Victory Medical Center Plano, LP	14

8.5 Post-Closing Accounts Receivable Cooperation. After Closing, Buyer shall pay to Seller within 30 days of the end of each month, commencing with the first month following Closing all of the Victory Receivables collected by Buyer during the prior month. Within 30 days following Closing, Seller shall provide Buyer with a list of the Victory Receivables and a list of the Nobilis Receivables, which shall contain, at a minimum, the patient name, date of service, and other information necessary or advisable in identifying a claim as a Victory Receivable or Nobilis Receivable. In order to confirm that all amounts payable to Seller hereunder have in fact been paid, Seller or VPC shall have the right, upon written request to the Company, to audit and examine the books and records maintained by the Buyer relating to the Buyer’s collection of accounts receivable. Such right may be exercised by VPC during the Seller’s normal business hours.

8.6 Signage; Name Change. As soon as reasonably practicable after Closing, Buyer shall cause Seller to change its name to such name as Buyer shall desire that does not include the word “Victory”. Within thirty (30) days Buyer shall have removed all signage on or about the acute care hospital containing the word “Victory.”

8.7 Medical Records. Buyer agrees to retain and use medical records included in this transaction in accordance with all applicable laws.

ARTICLE IX.

DISPUTED MATTERS

9.1 Attorneys’ Fees With Respect to Litigation. If Seller, on the one hand, or Buyer, on the other hand, initiates any legal action or lawsuit against the other, involving this Agreement or any agreement executed pursuant hereto, the prevailing party in such action or suit shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees, experts’ fees, and other costs and expenses incurred by the prevailing party in respect of that Proceeding, including any and all appeals thereof, and such reimbursement shall be included in judgment or final order issued in such Proceeding.

9.2 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, excluding its conflict of laws provisions. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States Bankruptcy Court, Northern District of Texas, Fort Worth Division, for the purposes of any action arising out of this Agreement or the subject matter hereof brought by any party under this Agreement. To the extent permitted by applicable Law, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any action under this Agreement, any claim (a) that it is not personally subject to the jurisdiction of the above-named courts, (b) that such action is brought in an inconvenient forum, (c) that it is immune from any legal process with respect to itself or its property, (d) that the venue of the Proceeding is improper, or (e) that this Agreement or the subject matter hereof may not be enforced in or by such courts.

Asset Purchase Agreement Victory Medical Center Plano, LP	15

ARTICLE X.

MISCELLANEOUS

10.1 Waiver. At any time prior to Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, with the consent of Seller’s secured lender, which consent shall not be unreasonably withheld, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any such waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension, waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand delivery on the next Business Day or by international courier for delivery within the next three (3) Business Days) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier or within the next three (3) Business Days if transmitted by international courier, in each case as follows:

If to Buyer or Parent, to:	Nobilis Health Corp. 11700 Katy Freeway Houston, Texas Attention: Matt Maruca Facsimile No.:

With a copy to:	Kane Russell Coleman & Logan P.C. 1600 Elm Street, Suite 3700 Dallas, Texas 75201 Attention: Joseph A. Friedman Facsimile No.: 214-777-4299

If to Seller, to:	Victory Medical Center Plano LP 2201 Timberloch Place, Ste. 200 The Woodlands, TX 77580 Attention: Robert N. Helms, Jr.

Asset Purchase Agreement Victory Medical Center Plano, LP	16

With a copy to:

Baker Donelson

1301 McKinney Street, Suite 3700

Houston, TX 77010

Attention: Stuart Miller

Facsimile No.: 713-456-2749

Hoover Slovacek LLP

Attn: Edward R. Rothberg

Galleria Tower II

5051 Westheimer, Suite 1200

Houston, Texas 77056

Facsimile No.: 713-977-5395

10.3 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party; provided, however, Buyer may assign its rights hereunder to any Affiliate. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

10.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

10.5 Expenses. Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, fees of its legal counsel, financial advisers and accountants; provided, however, prior to Closing Seller shall pay all of the costs and expenses of Seller and incurred in connection with or related to the authorization, preparation and execution of this Agreement and the closing of the transactions contemplated herein.

10.6 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by means of facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7 Entire Agreement. This Agreement (together with the Exhibits and the Schedules to this Agreement) constitute the entire agreement among the parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby and thereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement.

Asset Purchase Agreement Victory Medical Center Plano, LP	17

10.8 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person of circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the parties hereto request that the court reform such provision in a manner sufficient to cause such provision to be enforceable, and in any event such provision shall not affect the enforceability of the remainder of the Agreement.

10.9 Amendments. This Agreement may be amended only by a written instrument signed by both parties.

[Signature Pages Next Page]

Asset Purchase Agreement Victory Medical Center Plano, LP	18

IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered as of the date first above written.

BUYER:

Marsh Lane Surgical Hospital, LLC A Texas Limited Liability Company

By:	/s/ Kenneth J. Klein
Name:	Kenneth J. Klein
Title:	Chief Financial Officer

PARENT:

Nobilis Health Corp.

By:	/s/ Kenneth J. Klein
Name:	Kenneth J. Klein
Title:	Chief Financial Officer

SELLER:

Victory Medical Center Plano, LP

By it General Partner Victory Medical Center Plano GP, LLC a Texas limited liability company

By:	/s/ Robert N. Helms, Jr.
Name:	Robert N. Helms, Jr.
Title:	Manager

VPC:

Victory Parent Company, LLC

By:	/s/ Robert N. Helms, Jr.
Name:	Robert N. Helms, Jr.
Title:	Manager/Chief Executive Officer

Asset Purchase Agreement Victory Medical Center Plano, LP	19

Appendix I

Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this Agreement, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings consistent with the foregoing.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Assumption Agreement” has the meaning set forth in Section 2.1(e).

“Bidding Procedures Motion” means the motion, supporting papers, notices and form of Bidding Procedures Order, seeking entry of the Bidding Procedures Order.

“Bidding Procedures Order” means a Final Order of the Bankruptcy Court, substantially in the form filed with the Bankruptcy Court, a copy of which is attached hereto as Exhibit A.

“Business Day(s)” means a day other than Saturday, Sunday or any day on which banks located in the State of Texas are authorized or obligated to close.

“Buyer” has the meaning specified in the preamble to this Agreement.

“Cigna Settlement” means that certain Settlement Agreement entered into by and among Victory Medical Center Plano, LP, Cigna Healthcare, and others dated as of March 27, 2015.

“Closing” means the closing of the transactions contemplated by Section 3.1.

“Closing Date” means the date on which Closing actually occurs, but not later than July 29, 2015.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means any contracts, agreements, subcontracts, leases, notes, indentures, commitments, memoranda of understanding and purchase orders, whether written or oral and each amendment, supplement, or modification (whether written or oral) in respect of any of the foregoing, in each case as currently in effect.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit

Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan or program, (e) plan that would be an “employee benefit plan” as such term is defined in ERISA Section 3.3 if it was subject to ERISA, (f) equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity or other equity plan, (g) bonus or incentive compensation plan, or (h) holiday or vacation practice or other paid-time off program, or workers compensation plan or program, in each case, that is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller or any of its Affiliates for the benefit of any current or former employee, director, retiree, independent contract or consultant, or any spouse or dependent, or with respect to which Seller or any of its Affiliates may have any liability.

“Employee Pension Benefit Plan” has the meaning specified in ERISA Section 3.2.

“Employee Welfare Benefit Plan” has the meaning specified in ERISA Section 3.1.

“Environment” means soil, land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground, and drinking), sediments, ambient air (including indoor), noise, plant life, animal life, and all other environmental media or natural resources.

“Environmental, Health, and Safety Requirements” means all orders, Contracts, Laws, and programs (including those promulgated or sponsored by industry associations, insurance companies, and risk management companies) concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the Environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, Release, threatened Release, control, or other action or failure to act involving cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now in effect.

“Equipment Leases” has the meaning set forth in Section 4.17(a).

“ERISA” means Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted United States accounting principles.

“Guaranty Replacement” or “Guaranty Replacements” shall have the meaning set forth in Section 2.1(e).

“General Partner” shall mean the general partner of Seller.

“Governmental Authority” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” shall mean any (a) pollutants, contaminants, and toxic or hazardous materials or substances, (b) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials, (c) radioactive materials or radiation, (d) petroleum wastes and spills or Releases of petroleum products, and (e) any other material or substance the storage, manufacture, disposal, treatment, generation, use, transport, mediation or Release into the Environment of which is prohibited, controlled, regulated, or licensed under any Environmental, Health, and Safety Requirements.

“Indebtedness” means, with respect to a Person, any obligations of such Person: (a) for borrowed money, including related fees and expenses; (b) evidenced by notes, bonds, debentures or similar instruments; (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practices); (d) all obligations under terms that are or should be, in accordance with GAAP, recorded as capital leases; (e) liabilities in respect of unfunded vested benefits under any Employee Benefit Plan; (f) all customer deposits or (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Knowledge” and any other similar phrase or variation thereof means the knowledge, following such inquiries and investigations as would be deemed appropriate by a reasonable business person engaged in the ownership and operation of a general acute care hospital, of Robert N. Helms, Jr. and Robert Garcia.

“Landlord” has the meaning specified in Section 4.14.

“Laws” means all federal, state, local or foreign laws, legislation, statutes, constitutions, rules, regulations, codes, edicts, orders, judgments, decrees, ordinances, or legally-binding directives, guidance or pronouncements or rules of common law of any Governmental Authority.

“Licenses” means all of the licenses, permits, certificates, exemptions, franchises and other authorizations from any Governmental Authority or other third party necessary or proper for the use, occupancy or operation of the Seller as conducted as of Closing.

“Lien” means any claim, lien, pledge, option, right of first refusal, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, restrictive covenant or other encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

“Limited Partners” shall mean the limited partners of the Seller.

“Material Asset” has the meaning specified in Section 4.7.

“Material Contracts” has the meaning specified in Section 4.7.

“Multiemployer Plan” has the meaning specified in ERISA Section 3(37).

“Sale Motion” means motion, supporting papers, notices and form of Sale Order, all in form and substance reasonably acceptable to Purchaser in its reasonable discretion, seeking approval and entry of the Sale Order.

“Sale Order” means a Final Order of the Bankruptcy Court substantially in the form of Exhibit B hereto approving, inter alia, the sale of the Purchased Assets, assumption of the Assumed Liabilities, and assignment of all Assigned Contracts free and clear of any Liens (except for Permitted Exceptions and any Assumed Liabilities under this Agreement) and finding that Buyer is a “good faith purchaser” for purposes of Section 363(m) of the Bankruptcy Code, with the final form and substance of such Order to be acceptable to Buyer in its sole discretion.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Party” or “Parties” has the meaning specified in the preamble to this Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Proceeding” means any action, complaint, suit, litigation, arbitration or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, review, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court, tribunal or other Governmental Authority or any arbitrator or arbitration panel.

“Purchase Price” has the meaning specified in Section 2.1(d).

“Purchased Assets” has the meaning set forth in the recitals.

“Real Estate Lease” has the meaning set forth in Section 4.14.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other release into the Environment.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Shared Services Agreements” has the meaning set forth in Section 4.14.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, margin, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, premium, contribution, charge, assessment or duty of any kind whatsoever, wheresoever chargeable and whether in the United States of any other jurisdiction, including any interest, penalty, or addition thereto and any interest in respect of such penalties or additions, whether disputed or not, (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary, or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502-6 (or any analogous or similar provisions under state, local or foreign Law); (c) any liability for the payment of any item described in clause (a) or (b) as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (d) any successor or transferee liability for the payment of any item described in clause (a), (b) or (c) of any Person, including by reason of being a party to any merger, consolidation, conversion or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Non-Tax Claim” means a Third Party Claim that does not pertain to Taxes.

“VPC” has the meaning set forth in the preamble to this Agreement.